Clifton Bancorp Inc. Announces
4th Quarter and Year End Results

    Clifton, New Jersey – May 7, 2014 -- Clifton Bancorp Inc. (NasdaqGS: CSBK), the holding company of Clifton Savings Bank (collectively, the “Company”), today announced the results of its operations for the three months and year ended March 31, 2014. Clifton Bancorp is a Maryland corporation that was incorporated in November 2013 to be the successor corporation to Clifton Savings Bancorp, Inc., the former stock holding company for Clifton Savings Bank, upon completion of the mutual-to-stock conversion of Clifton MHC, the former mutual holding company of Clifton Savings Bank.

    The mutual-to-stock conversion was completed on April 1, 2014.  In connection with the conversion, Clifton Bancorp sold a total of 17,059,448 shares of common stock at $10.00 per share in a subscription offering to depositors and Clifton Savings Bank’s employee stock ownership plan.  Concurrent with the completion of the offering, shares of Clifton Savings Bancorp’s common stock owned by public stockholders were exchanged for 0.9791 shares of Clifton Bancorp common stock.  In lieu of fractional shares, Clifton Savings Bancorp shareholders were paid cash.  As a result of the transaction, all share and per share data for periods prior to April 1, 2014 have been revised to reflect the 0.9791 exchange rate.

Net Income

    Net income was $1.56 million for the three months ended March 31, 2014, an increase of $29,000, or 1.9%, as compared to $1.53 million for the three months ended March 31, 2013. The increase primarily was due to an increase of $588,000 in net interest income, partially offset by an increase of $93,000 in provision for loan losses and an increase of $489,000 in noninterest expenses.

           Net income was $6.47 million for the year ended March 31, 2014, a decrease of $145,000, or 2.2%, as compared to $6.61 million for the year ended March 31, 2013. The decrease was primarily due to an increase of $1.2 million in noninterest expenses, partially offset by an increase of $319,000 in net interest income and an increase of $713,000 in noninterest income.

Earnings and Dividends Per Share

           Basic and diluted earnings per common share were $0.06 for both the three months ended March 31, 2014 and March 31, 2013.  Basic and diluted earnings per common share were $0.25 for the year ended March 31, 2014, a decrease of $0.01, or 3.8% as compared to $0.26 for the year ended March 31, 2013.

           The cash dividends declared per common share were zero for both the three month periods as two dividends were paid during the quarter ended December 31, 2012, one which represented the dividend that normally would have been paid in the March 2013 quarter, and during the quarter ended March 31, 2014, the regular quarterly cash dividend was postponed to eliminate the need to pay a dividend to Clifton MHC. Cash dividends declared per common share were $0.18 for the year ended March 31, 2014 as compared to $0.24 for the year ended March 31, 2013.

Net Interest Income and Expense

           Net interest income increased $588,000, or 10.3%, for the three months ended March 31, 2014, to $6.31 million as compared to $5.73 million for three months ended March 31, 2013, reflecting an increase of $13.9 million in average net interest-earning assets coupled with an increase of 1 basis point in net interest margin.  Average interest-earning assets increased $93.0 million, or 9.8%, during the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, which consisted of increases of $127.9 million in loans, $6.0 million in investment securities, and $7.0 million in other interest-earning assets, partially offset by a decrease of $48.0 million in mortgage-backed securities. The average balance of loans increased as Clifton Savings Bank continues to emphasize the growth of its loan portfolio (through loan originations, as supplemented by purchased loans) while repayment levels declined as fewer borrowers sought to refinance. Other interest-earning assets increased as funds received from calls of securities were not yet redeployed into higher-yielding assets. Mortgage-backed securities decreased due to principal repayments of securities exceeding purchases as funds were redeployed into loans and investment securities.

           Average interest-bearing liabilities increased $79.0 million, or 9.8%, during the three months ended March 31, 2014, primarily as a result of an increase of $83.6 million in borrowings, which were used primarily to fund loan growth, partially offset by a decrease of $4.6 million in deposits.

           Net interest margin increased to 2.43% for the quarter ended March 31, 2014 from 2.42% for the quarter ended March 31, 2013.  The net interest rate spread increased to 2.27% for the quarter ended March 31, 2014 from 2.23% for the quarter ended March 31, 2013, due to a 20 basis point decrease to 1.06% in the average rate paid on interest-bearing liabilities, partially offset by a 16 basis point decrease to 3.33% in the average yield earned on interest-earning assets.

           Net interest income increased $319,000, or 1.4%, for the year ended March 31, 2014, to $23.88 million as compared to $23.56 million for year ended March 31, 2013, despite an overall decrease of 2 basis points in net interest margin and a decrease of $788,000 in average net interest-earning assets, due to an improved mix of assets. Average interest-earning assets increased $21.4 million, or 2.2%, during the year ended March 31, 2014, as compared to the year ended March 31, 2013, which consisted of an increase of $85.3 million in loans, mostly offset by decreases of $36.4 million in mortgage-backed securities, $17.3 million in investment securities, and $10.2 million in other interest-earning assets. The average balance of loans increased due to the Company’s loan growth strategy implemented during calendar year 2013. The average balance of investment securities decreased primarily due to calls of a portion of the Company’s investment portfolio in excess of purchases. Mortgage-backed securities decreased due to principal repayments and sales of securities. Other interest-earning assets decreased as funds were redeployed into higher yielding assets. Average interest-bearing liabilities increased $22.2 million, or 2.7%, during the year ended March 31, 2014, as a result of increases of $34.8 million in borrowings and $28.6 million in demand, savings and club accounts, partially offset by a decrease of $41.2 million in certificates of deposit.  Net interest margin decreased to 2.37% for the year ended March 31, 2014 from 2.39% for the year ended March 31, 2013, while the net interest rate spread increased 2 basis points to 2.20% for the year ended March 31, 2014. The increase in net interest rate spread resulted from a 26 basis point decrease to 1.15% in the average rate paid on interest-bearing liabilities, which was partially offset by a 24 basis point decrease to 3.35% in the average yield earned on interest-earning assets.

Provision for Loan Losses and Asset Quality

           The provision for loan losses was $113,000 for the three months ended March 31, 2014 as compared to $20,000 for the three months ended March 31, 2013. The provision for loan losses increased $15,000, or 2.0%, to $777,000 for the year ended March 31, 2014 as compared to $762,000 for the year ended March 31, 2013. The increase in the provision for loan losses for the three months ended March 31, 2014 was mainly the result of the need for the replenishment of the general valuation allowance after a partial charge-off on a one- to four-family residential real estate loan.   During the three months and year ended March 31, 2014, net charge-offs totaled $92,000 and $206,000, respectively, while net charge-offs totaled $0 and $352,000, respectively, during the three months and year ended March 31, 2013.  For the three months ended March 31, 2014, the entire charge-off was on one one- to four-family residential real estate loan, while the year ended March 31, 2014 included additional charge-offs on two one- to four-family residential real estate loans and one multi-family troubled debt restructuring, net of partial recoveries from a private mortgage insurance claim on one of the loans that was charged-off in late 2012.  For the 2013 periods, the total amount of charge-offs were related to two one- to four-family residential real estate loans, net of partial recoveries from a private mortgage insurance claim on one of those loans.  During the three months and years ended March 31, 2014 and 2013, there also were normal recurring adjustments made to the historical loss and other qualitative factor components of Clifton Savings Bank’s general valuation allowance. Non-accrual loans decreased $763,000, or 12.9%, from $5.9 million at March 31, 2013 to $5.1 million at March 31, 2014.  A large portion of non-accrual loans at both period ends were not seriously delinquent loans. Clifton Savings Bank’s non-accrual policy requires loans that were previously 90 days or more delinquent to remain on a non-accrual status until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. Included in non-accrual loans at March 31, 2014 were eleven loans totaling $2.7 million that were current or less than 90 days delinquent. At March 31, 2013, thirteen loans totaling $2.3 million that were less than 90 days delinquent were included in non-accrual loans. The percentage of non-performing loans to total loans decreased to 0.88% at March 31, 2014, from 1.29% at March 31, 2013.

Non-Interest Income

           Non-interest income increased $43,000, or 13.9%, to $352,000 for the three months ended March 31, 2014, as compared to $309,000 for the three months ended March 31, 2013. The increase was due to slight increases in income from fees and services charges as well as income from bank owned life insurance.

           Non-interest income increased $713,000, or 61.8%, to $1.87 million for the year ended March 31, 2014, as compared to $1.15 million for the year ended March 31, 2013, mainly due to the 2013 period including a $527,000 loss on the extinguishment  of debt and a $99,000 write-down of land held for sale. No such transactions occurred during the year ended March 31, 2014.  Gains on sales of securities totaled $566,000 and $647,000, respectively, for the years ended March 31, 2014 and 2013. The gains on the sales of securities in 2014 includes gains from permitted sales of certain held to maturity mortgage-backed securities which had principal balances remaining of less than 15% of the principal balance purchased.

Non-Interest Expense

          Non-interest expense increased $489,000, or 13.3%, to $4.17 million for the three months ended March 31, 2014, as compared to $3.68 million for the three months ended March 31, 2013. The increase was primarily the result of increases of $424,000, or 21.0%, in salaries and employee benefits, $29,000, or 7.0%, in occupancy expense, and $25,000, or 13.2%, in directors’ compensation. The increase in salaries and employee benefits in the 2014 period was mainly due to an increase in costs associated with the salary, bonus and benefits of our new Chief Executive Officer hired in January 2014, along with normal annual salary and benefit expense increases. The increase in directors’ compensation was mainly the result of an increase in the directors’ retirement pension expense.

            Non-interest expense increased $1.17 million, or 8.4%, to $15.1 million for the year ended March 31, 2014, as compared to $13.91 million for the year ended March 31, 2013. The increase was primarily the result of an increase of $1.19 million, or 16.1%, in salaries and employee benefits.  The increase in salaries and employee benefits in the 2014 period was mainly due to an increase in costs associated with the salary, bonus and benefits of our new Chief Executive Officer hired in January 2014, and the hiring of two commercial loan officers, one in fiscal 2013 and one in fiscal 2014, along with normal annual salary and benefit expense increases.

Income Taxes

           Income taxes increased $20,000, or 2.5%, to $825,000 for the three months ended March 31, 2014, as compared to $805,000 for the three months ended March 31, 2013. Income taxes decreased $8,000, or 0.2%, to $3.419 million for the year ended March 31, 2014, as compared to $3.427 million for the year ended March 31, 2013. The increase in income taxes for the current quarter was the result of slightly higher pre-tax income and effective income tax rate, while the decrease in income taxes for year ended March 31, 2014 was mainly the result of lower pre-tax income partially offset by a slightly higher effective income tax rate.  The effective income tax rate was 34.6% for the three months ended March 31, 2014 compared with 34.5% for the three months ended March 31, 2013, and 34.6% for the year ended March 31, 2014 compared with 34.1% for the year ended March 31, 2013.

Balance Sheet Summary

           The Company’s total assets increased $249.9 million, or 24.6%, to $1.27 billion at March 31, 2014, from $1.02 billion at March 31, 2013.  Net loans increased $127.7 million, or 28.0%, to $584.5 million at March 31, 2014 from $456.8 million at March 31, 2013 mainly due to origination volume and purchases of one- to four-family loans being significantly higher than repayment levels. Also contributing to the increase in net loans was an increase in multi-family and commercial real estate loans as a result of the Bank’s establishment of a commercial loan department in late 2012. Securities, including both available for sale and held to maturity issues, decreased $55.8 million, or 11.7%, to $422.3 million at March 31, 2014 from $478.1 million at March 31, 2013 primarily as a result of investment securities calls, principal repayments and sales of mortgage-backed securities. Cash and cash equivalents increased $166.7 million to $192.6 million at March 31, 2014 from $25.9 million at March 31, 2013, mainly because of the inclusion of proceeds from stock subscriptions of $154.3 million at March 31, 2014.

           Total liabilities increased $243.1 million, or 29.3%, to $1.07 billion at March 31, 2014 from $828.8 million at March 31, 2013.   At March 31, 2014, liabilities included $154.3 million in stock subscription proceeds received in connection with the Company’s second step conversion.  In order to fund loan growth, borrowed funds increased $90.0 million, or 171.4%, to $142.5 million at March 31, 2014 from $52.5 million at March 31, 2013, as six borrowings totaling $90.0 million at an average rate of 0.58% were originated during the period. The average rate of outstanding borrowings as of March 31, 2014 was 1.68%. All outstanding borrowings are with the Federal Home Loan Bank of New York.

            Total stockholders’ equity increased $6.8 million, or 3.6%, to $194.1 million at March 31, 2014 from $187.3 million at March 31, 2013. The increase resulted primarily from net income of $6.47 million, $4.05 million from the exercise of stock options and related tax benefits, and employee stock ownership plan shares committed to be released of $912,000, partially offset by cash dividends paid of $4.65 million.

            Paul M. Aguggia, the Company’s Chairman, Chief Executive Officer and President, stated, “Our solid performance during the fourth quarter, and throughout the past fiscal year, along with the closing of our conversion and stock offering on April 1, 2014, has put Clifton Savings Bank on firm footing. We are pleased with our results and the support of the investor community, but we are keenly aware as we begin this new chapter in the Company’s history that we must stay focused on providing superior products and services to our key targets in order to generate long-term shareholder value.”

About the Company

            Clifton Bancorp, Inc., a Maryland corporation, is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey, which currently operates a total of 12 full-service banking offices in northeast New Jersey.

Forward-Looking Statements

           Clifton Bancorp makes forward-looking statements in this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

            Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Clifton Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Clifton Bancorp anticipated in its forward-looking statements and future results could differ materially from historical performance.

            Clifton  Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Clifton Bancorp provides greater detail regarding some of these factors in its prospectus included in its Registration on Form S-1, which was declared effective by the SEC on February 6, 2014, including the Risk Factors section of that prospectus, and in its other SEC reports. Clifton Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s website at www.sec.gov.

Selected Consolidated Financial and Other Data

	At March 31,
	2014	2013
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,265,990	$1,016,084
Loans receivable, net	584,507	456,812
Cash and cash equivalents	192,581	25,896
Securities	422,295	478,127
Deposits	763,912	763,692
FHLB advances	142,500	52,500
Stock subscription deposits	154,345	-
Total stockholders' equity	194,137	187,328

	Year Ended March 31,
	2014	2013
	(Dollars in thousands)
Operating Data:
Interest income	$33,737	$35,393
Interest expense	9,862	11,837
Net interest income	23,875	23,556
Provision for loan losses	777	762
Net interest income after
provision for loan losses	23,098	22,794
Noninterest income	1,867	1,154
Noninterest expense	15,081	13,911
Income before income taxes	9,884	10,037
Income taxes	3,419	3,427
Net income	$6,465	$6,610
Basic and diluted earnings per share	$0.25	$0.26

	Three Months
	Ended March 31,
	2014	2013
	(Dollars in thousands)
Operating Data:
Interest income	$8,657	$8,263
Interest expense	2,343	2,537
Net interest income	6,314	5,726
Provision for loan losses	113	20
Net interest income after provision for
loan losses	6,201	5,706
Noninterest income	352	309
Noninterest expense	4,171	3,682
Income before income taxes	2,382	2,333
Income taxes	825	805
Net income	$1,557	$1,528
Basic and diluted earnings per share	$0.06	$0.06

At or For the Three
At or For the Year Ended	Months Ended
March 31,	March 31,
2014	2013	2014	2013

Performance Ratios (1):
Return on average assets	0.59%	0.63%	0.54%	0.60%
Return on average equity	3.41%	3.54%	3.23%	3.28%
Interest rate spread (2)	2.20%	2.18%	2.27%	2.23%
Net interest margin (3)	2.37%	2.39%	2.43%	2.42%
Noninterest expense to average assets	1.39%	1.33%	1.46%	1.45%
Efficiency ratio (4)	58.59%	56.30%	62.57%	61.01%
Average interest-earning assets to
average interest-bearing liabilities	1.17	x	1.18	x	1.17	x	1.17	x
Average equity to average assets	17.42%	17.81%	16.81%	18.34%
Basic and diluted earnings per share	$0.25	$0.26	$0.06	$0.06
Dividends per share (5)	$0.18	$0.24	$0.00	$0.00
Dividend payout ratio (5)	71.88%	93.09%	0.00%	0.00%

Capital Ratios (6):
Core (tier 1) capital	13.41%	16.41%	13.41%	16.41%
Tier 1 risk-based capital	35.03%	39.92%	35.03%	39.92%
Total risk-based capital	35.67%	40.52%	35.67%	40.52%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.52%	0.55%	0.52%	0.55%
Allowance for loan losses as a percent of
nonperforming loans	59.84%	42.41%	59.84%	42.41%
Net charge-offs to average outstanding
loans during the period	0.04%	0.08%	0.02%	0.00%
Nonperforming loans as a percent of
total gross loans	0.88%	1.29%	0.88%	1.29%
Nonperforming assets as a percent of
total assets	0.41%	0.60%	0.41%	0.60%

Other Data:
Number of full service customer service facilities	12	12	12	12

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(1)	Performance ratios for the three month periods presented are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(5)	Reflects shares of common stock held by stockholders of Clifton Savings Bancorp, Inc. including Clifton MHC.
(6)	Ratios are for Clifton Savings Bank and subsidiary only.